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EXHIBIT 99.1

FOR IMMEDIATE RELEASE
June 28, 2004

Novell Announces Proposed $450 Million Convertible Senior Debentures Offering

WALTHAM, MA—June 28, 2004—Novell, Inc. (NASDAQ: NOVL) announced today that it intends, subject to market and other conditions, to commence an offer to sell $450 million aggregate principal amount of convertible senior debentures. Novell also expects to grant the initial purchaser of the debentures an option to purchase up to an additional $90 million aggregate principal amount of debentures.

        Novell expects to use approximately $125 million of the net proceeds of the offering to repurchase, in negotiated transactions, shares of its common stock expected to be sold short by purchasers of the debentures concurrently with the offering. Novell intends to use the balance of the net proceeds for general corporate purposes, including potential future acquisitions.

        This announcement is neither an offer to sell nor the solicitation of an offer to buy the debentures or any other securities and shall not constitute an offer, solicitation or sale in any jurisdiction in which such offer, solicitation or sale is unlawful.

        The debentures will be issued in a private placement and are expected to be resold by the initial purchaser to qualified institutional buyers under Rule 144A of the Securities Act of 1933, as amended. The debentures and the shares of common stock issuable upon conversion of the debentures will initially not be registered under the Securities Act, or any state securities laws, and unless so registered, may not be offered or sold in the United States except pursuant to an exemption from the registration requirements of the Securities Act and applicable state laws.

Press Contact:
Hal Thayer
Novell, Inc.
Phone: 781-464-8480
E-Mail: hal.thayer@novell.com

Investor Relations Contact:
Bill Smith
Novell, Inc.
Phone: 800-317-3195
E-Mail: wsmith@novell.com

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  EXHIBIT 99.1